Exhibit No. 99.1

Management's presentation at the Company's 2005 Annual Meeting of Stockholders

Westborough Financial Services, Inc.

2005 Annual Meeting of Stockholders

January 27, 2005

Mr. Leland:

      Good afternoon, ladies and gentlemen. Welcome to the 2005 Annual Meeting of Stockholders of Westborough Financial Services, Inc. I am Roger Leland, Chairman of the Board of the Company. It is my pleasure, on behalf of the Board of Directors and the officers of the Company, to extend to you a warm welcome and to express our appreciation to you for attending this meeting.

      I would first like to introduce those current members of our Board of Directors and executive officers who are in the audience. As I call your name, I would like each of you to stand and be recognized.

Mr. Leland:	I would also like to introduce John L. Casagrande, Clerk of the Company, who will act as secretary of the Annual Meeting.

      I would also like to introduce Wolf & Company, P.C., the Company's independent public accountants, who will be available for questions later during the meeting. Also present is Richard A. Schaberg of Thacher Proffitt & Wood, the Company's legal counsel.

I would now like to introduce Joseph F. MacDonough, President and Chief Executive Officer of the Company, who will preside as the Presiding Officer for the remainder of this meeting.

Mr. MacDonough:	Thank you Mr. Leland. The purpose of this Annual Meeting is to elect five directors of the Company to each serve for a three-year

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term and to elect one director of the Company to serve for a two-year term.
Mr. MacDonough:	The secretary of the meeting has a certified list of eligible stockholders of the Company entitled to vote at this meeting. I will now ask Mr. Casagrande to make his report.

Mr. Casagrande:

      Thank you, Mr. MacDonough. I present proof, by affidavit, that notice of the meeting has been duly given and that a proxy statement and form of proxy therefore have been mailed to every stockholder of record as of December 17, 2004. There were 1,591,174 shares of stock of the Company outstanding on the record date.

      I also report that the Board of Directors has appointed Richard A. Schaberg to act as the Inspector of Election at this meeting and any adjournments hereof, and to count and examine all votes. The Inspector of Election has filed with me an oath of office and a certification that a quorum is present at this meeting.

Mr. MacDonough:

      Thank you Mr. Casagrande. I now declare the 2005 Annual Meeting of Stockholders of the Company to be convened. If there are any stockholders or proxyholders present who have not delivered their proxies, or if there are any stockholders present who have not delivered their names to the Inspector of Election, please do so at this time.

      In order to have a constructive Annual Meeting, we have prepared Rules of Procedure, copies of which were handed out before today's meeting. Additional copies are available from the Inspector of Election. A point in the proceedings has been designated for recognition of questions and discussion regarding the Items of Business being addressed. At that point, I will recognize stockholders or proxyholders who wish to comment or ask a question on the subjects being considered. Later in the meeting, there will be

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an opportunity to ask general questions about the Company. We ask that you hold any questions or comments until those times. If you either want to ask a question or make a statement, please raise your hand. When I recognize you, please state your name and that you are a stockholder or proxyholder. Stockholders and proxyholders who wish to ask questions or make comments are requested to observe the Rules of Procedure.

The first item of business is the election of directors. The Board has nominated the following persons as directors, each to serve for a three-year term to expire in 2008:
Edward S. Bilzerian;
Paul F. McGrath;
Charlotte C. Spinney;
Phyllis A. Stone; and
James E. Tashjian.
The Board has also nominated Jeffrey B. Leland to serve for a two-year term to expire in 2007.

      The Company has received no other nominations for directors in accordance with the procedures in the Company's Bylaws allowing for the submission of additional nominations, and, therefore, I declare the nominations for directors closed. Accordingly, the Board of Directors recommends that the Company's stockholders approve the election of the following directors:

Edward S. Bilzerian;
Jeffrey B. Leland;
Paul F. McGrath;
Charlotte C. Spinney;
Phyllis A. Stone; and
James E. Tashjian.

Mr. MacDonough:	Is there a motion to adopt this resolution?

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Stockholder 1:	Mr. MacDonough, my name is Vickie Bouvier, and I am a stockholder of the Company. I move that the resolution to elect the directors is adopted and approved.

Stockholder 2:	Mr. MacDonough, my name is Robert McCann, and I am a stockholder of the Company. I second the motion.

Mr. MacDonough:

      You have heard the motion to elect five nominees to serve as directors of the Company each for a three-year term and one nominee to serve as director for a two-year term. The meeting is now open for discussion of all of the foregoing proposals. Please limit your questions to the proposals presented; there will be an opportunity to ask questions concerning the Company later in this meeting.

Mr. MacDonough:	If there are no questions or comments and since there is no other business on today's agenda, we will proceed with the balloting on each of the foregoing motions.

      In order to expedite this meeting, the agenda has been organized so that the votes will be taken at this time and, while the Inspector of Election is counting the ballots, we will report to you on the state of business and affairs of the Company and The Westborough Bank.

      Ballots are available to vote upon the foregoing motions. If you have already voted by proxy and do not wish to change your vote, you need not vote in person at this meeting. The proxies received from stockholders will be voted in accordance with the directions set forth in the proxies given to and appointing Robert A. Klugman and Benjamin H. Colonero, Jr., or each of them, to act as proxy.

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If you wish to revoke your proxy and vote in person, you may do so by filing a revocation of proxy form and ballot with the secretary.
Will anyone who needs a ballot or a revocation of proxy form please hold up his or her hand?

Mr. MacDonough:	Has everyone had an opportunity to vote? If so, I declare the polls closed. Will the Inspector please collect the ballots and revocation forms?

Mr. MacDonough:

      The Inspector is now making a count and will submit, during the course of this meeting, a report of the number of votes, as represented in person or by proxy, cast for and against the foregoing proposals. While the Inspector is counting the votes, we would like to take this opportunity to report to you on the state of business and affairs of the Company and The Westborough Bank.

Slide 1

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Slide 2

While the votes are being tabulated I would like to take a few minutes and report to you on the performance for the fiscal year end 9/30/04 of WFSI and Westborough Bank. As always, legal counsel has asked me to preface my remarks with this disclaimer concerning forward looking statements, which may be found on Page 1 of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report.

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Slide 3

Turning to the first slide, the consolidated financial statements for the year ended 9/30/04 reflect an increase in net income of $225,000 (23%) to a level of $1.2 mil as compared to $966,000 for the prior fiscal year. Dilutive earnings per share increased from $0.62 in 2003 to $0.76 for the fiscal year ended 9-30-04. This increase in net income was primarily the result of an increase in our net interest income coupled with increases in other income and successful ongoing efforts of controlling operating expenses.

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Slide 4

This next slide shows the components of net interest income which increased from $8.2 million to $8.5 million.

Interest and dividend income declined by $ 589,000 or 4.96% to $11.5 million for the year ended September 30, 2004. The decrease in interest and dividend income was mainly the result of a decline in the rate earned on interest earning assets offset, to a lesser extent, by an increase in the volume of interest earning assets. During most of the year, the Federal Reserve Bank's Federal Open Market Committee, ("FOMC") maintained interest rates at historically low levels but recently have begun small quarterly increases.

Interest expense declined by $919,000, or 23.7%, to $3.0 million for the year ended September 30, 2004 from $3.9 million for the year ended September 30, 2003. Interest expense declined mainly due to a decline in the average rate paid on interest-bearing liabilities.

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Slide 5

Just one more comment on net interest income. This next slide, provided by our friends at RBC Capital, shows our net interest margin by quarter since our reorganization in 2000. As you can see, we have always been above our peers but it is equally clear to see that the trend for all banks is that of shrinking margins over the last couple of years.

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Slide 6

The next slide shows operating expenses.

Operating expenses increased by $297 thousand, to $7.9 million for the year ended September 30, 2004 as compared to $7.6 million for the previous year ended September 30, 2003 primarily as a result of increases in salaries, benefits and data processing expenses. These expenses were offset, to a lesser extent, by declines in occupancy expenses which fell by 5.5% due to savings associated with the closing of our Shaw's supermarket branch in April 2004.

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Slide 7

We believe we have good controls in place regarding operating expenses which increased at a rate of 3.9%. Our ongoing investment in human resources remains our largest single challenge going forward as we attempt to balance our need for skilled and motivated staff to deliver first class service and support to our customers, with the need to grow earnings. This is especially true when we look at our front-line branch supervisory staff.

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Slide 8

Turning to the Balance Sheet, this next slide shows the continued growth of the bank. Total assets increased by $7.9 million or 3.1% to $264.0 million at Sept. 30, 2004 from $256.1 million at September 30, 2003. The rate of our asset growth however was half of what it was in the prior year, as deposit outflows in an improving economy presented several challenges to organic growth.

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Slide 9

The next slide shows the composition or mix of assets on the balance sheet.

Net loans during this period increased $23.7 million, or 16.8%, to $165.3 million at September 30, 2004 from $141.6 million at September 30, 2003. The loan increase was primarily due to growth in our one-to-four family residential loan portfolio. Investments decreased by $17.0 million, to $79.6 million at September 30, 2004 as compared to $96.6 million at September 30, 2003. Sales from the investment portfolio helped fund loan growth and deposit out flow.

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Slide 10

I just mentioned challenges of deposit outflows. Total deposits decreased by $4.2 million, or 1.9%, to $211.7 million at September 30, 2004 from $215.9 million at September 30, 2003. This is the first time in my 23 years with the Bank that I have seen year over year deposit outflow. The second principal source of funding our growth is through borrowings from the FHLBB. At September 30, 2004 borrowings totaled $21.5 million up substantially from levels during the last two to three years. Like deposits, these borrowing levels can fluctuate on a daily basis, but given current deposit flow projections we expect to rely more on alternatives to consumer deposits going forward.

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Slide 11

This next slide that shows core deposits or non-certificate accounts increasing by $1.8 million (or1.1%) to $163.5 million at 9/30/04 compared to $161.7 million at 9/30/03, while certificates of deposit decreased from $ 54.2 million at 9/30/03 to $ 48.2 million (6 mil or 11.1%) at 9/30/04. Recently, as the national economy has continued to show signs of improvement, we continue to see deposit out-flow as investors begin to return to the stock market. Funding current and projected levels of loan growth will be a challenge going forward.

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Slide 12

The bank's capital level remains very strong at 10.87% of assets. That is well above all regulatory capital requirements, which are detailed on Page F28 in the Annual Report. Before I open the floor for your questions I have just a few more slides I would like to share with you. The first two concern our stock price performance.

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Slide 13

The next slide tracks the closing price of the stock at six-month intervals as well as its appreciation since our reorganization in 2000. The price has been as high as $38.00. At 9-30-04 it was $30.15 up slightly from $30.00 at 9-30-03 and closed last night at 30.30.

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Slide 14

This next slide graphs the same data on a daily basis through 12/31/04.

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Slide 15

This next slide, again provided by RBC Capital, compares our price performance with the SNL Thrift Index, which we closely track and with the broader S&P 500 and NASDAQ Composite, which we have consistently out-performed during the last few years as investors sought stability.

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Slide 16

At this time I would be happy to answer your questions.

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Slide 17

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Slide 18

Mr. MacDonough:	We would now like to open the floor to questions or comments from any stockholder. Please raise your hand if you have a question, and I will recognize you.

Shareholder 1:	My name is Helen Miller and I am a shareholder. I would like to know if the Company has considered a dividend reinvestment plan for shareholders.

Mr. MacDonough:	The Company has reviewed this plan and has determined that costs of offering a dividend reinvestment plan would be too expensive at this time.

Shareholder 2:	My name is Joshua Massey and I am a stockholder. I would like to know why the Company's book value per share had declined.

Mr. MacDonough:

      There is an inverse relationship between interest rates and the market value of securities available for sale. As a result of the most recent increases in market interest rates, the unrealized gain on securities available for sale declined accordingly. This is reflected in the Accumulated Other Comprehensive Income account within the stockholders' equity section of the balance sheet.

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Mr. MacDonough:	Thank you for your questions and your interest in the Company. The Inspector has completed the tabulation of the votes and the secretary will now read the results of the Inspector's Report.

Mr. Casagrande:	Proposal 1: Election of Directors

      The report shows that the following persons, having received the highest number of votes in the election of directors of the Company, have been duly elected as directors of the Company, each to serve for a term length as set forth in the proxy statement for the 2005 Annual Meeting, and until a successor shall be duly elected and qualified:

Edward S. Bilzerian;
Jeffrey B. Leland;
Paul F. McGrath;
Charlotte C. Spinney;
Phyllis A. Stone; and
James E. Tashjian.

Mr. MacDonough:	Thank you Mr. Casagrande. There being no further business, a motion to adjourn the meeting is in order.

Stockholder 1:	I move that the meeting be adjourned.

Stockholder 2:	I second the motion.

Mr. MacDonough:	Those in favor, signify their approval by saying "Aye." Those opposed, say "No."
The motion is carried and the meeting is adjourned. Thank you all for coming, and see you next year.

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